Exhibit 10.8

HOMOLOGY MEDICINES, INC.

February 14, 2016

Albert B. Seymour

[***]

[***]

Dear Albert:

It is my pleasure to offer you employment with Homology Medicines, Inc. (the “Company”). Your position will be Chief Scientific Officer, reporting directly to the President/CEO. Your effective date of hire as a regular, full-time employee will be March 28, 2016 (your “Start Date”).

Compensation: This is an exempt position. The Company will pay you an annual salary of $350,000.00, payable in accordance with the Company’s regular payroll practices and subject to all applicable tax reporting and withholding requirements.

Bonus: During employment, you will be eligible for yearly bonuses with an initial bonus target of 35% of your base salary, based on the achievement, as determined by the Company’s Board of Directors (the “Board”), of goals and objectives established by the Board. Any bonus you receive will be paid on or before January 1 of the year following the fiscal year in which it is earned, provided that you remain employed by the Company at the time of such payment. Your compensation package, including your base salary and target bonus, will be reviewed at least annually by the Company following discussion between yourself and the Board.

Equity: Further, subject to Board approval, the Company will grant you an incentive stock option (the “Option”) to purchase 1,201,283 shares of the Company’s common stock, $0.0001 par value per share (the “Option Shares”), at an exercise price equal to the fair market value per share on the date of grant. The option will vest (i.e., become exercisable) as to 25% of the underlying shares on the first anniversary of your Start Date, and as to an additional 2.0833% of the underlying shares every month thereafter, so that the option will be fully vested on the four-year anniversary of your Start Date. In addition, if you are terminated without Cause (as defined below) within twelve (12) months of a change of control of the Company, 100% of the shares subject to the option that are unvested at the time of such termination shall immediately vest. The option will be subject to the Company’s 2015 Stock Incentive Plan and to the terms of the Company’s standard form of incentive stock option agreement.

Additional Benefits: As a regular, full-time employee you are eligible to participate in any employee benefit plans which the Company may offer to its senior executives. These plans may, from time to time, be amended or terminated with or without prior notice. You will also be eligible for twenty (20) days of paid time off (PTO), five (5) of which may be carried over from year to year if unused. You will also be entitled to paid legal holidays in accordance with the Company’s normal policies.

Expense Reimbursement. You will be reimbursed for all travel, lodging, meals and other out-of-pocket expenses incurred by you in the performance of your duties, in accordance with the expense reimbursement policies of the Company for senior executives as in effect from time to time.

Term of Employment: Your employment at all times will be at will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason. We request, however, that you provide us with at least thirty days’ advance notice in the event that you intend to terminate your employment.

Termination by the Company Without Cause: lf your employment is terminated by the Company without Cause (as defined below), you will receive a severance of six (6) months base salary continuation (paid on the Company’s normal payroll cycle), six (6) months of pro-rated target annual bonus (paid over the six-month period), and six (6) months reimbursement of COBRA premiums for health benefit coverage for you and your immediate family (less applicable contributions by you and paid on the Company’s normal payroll cycle for benefits), as in effect immediately prior to such termination, so long as you are eligible to elect COBRA benefits, provided, however that if the Company’s health insurance plan is terminated during such six (6) months period such that you are no longer eligible for COBRA benefits, the Company will pay to you the amount of the COBRA premiums for health benefit coverage that otherwise would have been paid to the health insurance provider, which amount shall be paid on the same schedule as the Company would have paid such premiums to the provider for the remaining portion of such six (6) months period.

As used herein, “Cause” shall mean (i) commission of any immoral or illegal act or any gross or willful misconduct or material breach of any Company policy, agreement with, or duty owed to the Company, (ii) theft, fraud, embezzlement, or other intentional misappropriation of funds, (iii) destruction of Company property with intent or through gross negligence, or (iv) any material breach of any obligation or duty to the Company or any of its affiliates (whether arising by statute, common law, or agreement) relating to confidentiality, noncompetition, non-solicitation, or proprietary rights.

As a condition to the Company’s obligation to make the severance payments described above, you must (i) execute a customary release of work-related claims against the Company and its affiliates that is acceptable to the Company and (ii) abide by your post-termination obligations contained in the NDA (as defined below).

Employment Eligibility: The Immigration Reform and Control Act requires employers to verify employment eligibility and identity of new employees. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., social security card, driver’s license, US passport). We will not be able to employ you if you fail to comply with this requirement.

Work Environment: The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

No Conflicts: By accepting this offer below, you represent (i) that you are subject to no agreements which might restrict your conduct at the Company, and (ii) that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your conduct at the Company, you are required to immediately inform the Company of the existence of such agreements or your employment by the Company will be subject to immediate termination.

Employee NDA: Enclosed for your review is a copy of the Company’s Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement (“NDA”). This offer is conditioned on your signing the NDA and your continued willingness thereafter to abide by the terms of the NDA. You are required to sign the NDA when you countersign this offer letter.

Background Check: This offer is contingent upon satisfactory completion of a background check. The enclosed Background Check Disclosure and Authorization details the scope of the background check that may be done by the Company. Please review this disclosure and promptly return your signed authorization. If you decide not to authorize a background check, your offer will be rescinded and your acceptance of our offer declined.

Miscellaneous:

This letter constitutes our entire offer regarding the terms and conditions of your employment with the Company. It supersedes any other agreements or promises made to you by anyone regarding the subject matter hereof, whether oral or written.

Please indicate your acceptance of this offer by signing below and returning a signed copy of this letter to my attention at the Company by February 16, 2016.

We are looking forward to working with you. Please contact me if you have any questions or need more information.

Sincerely,

/s/ Kush Parmar
Kush Parmar, President & CEO

Accepted and agreed:

/s/ Albert B. Seymour	16-Feb-2016
Albert B. Seymour	Date